Exhibit 4.5

Restricted Shares Agreement

___________, 20__

To:           [Name]

We are pleased to inform you that the Compensation Committee ("Committee") of Handy & Harman Ltd. (formerly known as WHX Corporation) ("Company") hereby grants you restricted shares of the Company's registered Common Stock, par value $0.01 per share ("Common Stock"), in accordance with the Company's 2007 Incentive Stock Plan (as amended December 9, 2010) ("Plan") and subject to the terms and conditions of this grant agreement ("Agreement").

1.           Grant.  On [insert grant date] ("Grant Date"), the Company hereby grants you [insert number of shares of restricted stock] whole shares of Common Stock, which shares ("Restricted Shares") shall be subject to the terms, conditions, and restrictions specified in this Agreement and the Plan.  On the Grant Date, the Restricted Shares have a per-share fair market value of $__________.  [Insert closing price per share of Company stock on the Grant Date]

2.           Closing.  The transfer of the Restricted Shares ("Closing") shall occur simultaneously with the execution of this Agreement.  Concurrently with the execution of this Agreement, (i) the Company shall issue a certificate, registered in your name, representing the Restricted Shares, and (ii) you shall deliver to the Company a duly executed stock power, endorsed in blank (attached), relating to the Restricted Shares.

3.           Custody.  You understand that, although the certificates representing the Restricted Shares shall be registered in your name, all such certificates (other than for Restricted Shares that have vested) shall be deposited, together with the stock power executed by you, in proper form for transfer, with the Company.  The Company is hereby authorized to effectuate the transfer into its name of all certificates representing the Restricted Shares that are forfeited to the Company pursuant to paragraph 7 of this Agreement.  Following the vesting of all Restricted Shares subject to this Agreement, or earlier, if you request, the Company shall issue an appropriate certificate for those Restricted Shares that have become vested in accordance with paragraph 5.

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4.           Nontransferability of Restricted Shares.  Until such time as the Restricted Shares become vested in accordance with the terms of this Agreement, you shall not have any right to sell, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.  By signing this Agreement, you represent and warrant to the Company that you shall not sell, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares in violation of applicable securities laws or the provisions of this Agreement.  Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this paragraph will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Restricted Shares covered.  When and as permitted by the Plan, the Company may waive the restrictions set forth in this paragraph with respect to all or any portion of the Restricted Shares covered by this Agreement.

5.           Vesting.

A)
Except as provided in the Plan or in paragraph 7 (or any other provision of this Agreement), provided that you remain in continuous [employment] [service] as [an employee] [a director] [an independent contractor] of the Company or its subsidiaries through such date, your interest in the Restricted Shares shall vest and become nonforfeitable as follows:

Vesting Date	Percentage of Restricted Shares Vested
Grant Date (assuming that you sign this Agreement)	25%*
1st Anniversary of Grant Date	25%*
2nd Anniversary of Grant Date	25%*
3rd Anniversary of Grant Date	25%*
* - Assumes that you have not incurred a forfeiture event prior to the vesting date.

B)
[For the purposes of this Agreement, “continuous employment” with the Company and or its subsidiaries shall not be deemed to have been interrupted, and you will not be deemed to have ceased to be an employee of the Company or its subsidiaries, by reason of (X) the transfer of you employment among the Company and its subsidiaries or (B) an approved leave of absence.] [use for employees only]

C)
[Notwithstanding the provisions of Subsection (A) of this paragraph 5 or paragraph 7, all of the Restricted Shares covered by this Agreement that has become nonforfeitable prior to retirement, death or disability shall remain nonforfeitable.  For purposes of this Agreement, “retirement” shall mean normal or early retirement under the defined benefit retirement plan of the Company applicable to the Grantee (as determined by the Committee).] [use for officers only]

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6.           Change in Control.  Upon the occurrence of a Change in Control, the Committee may accelerate the vesting of outstanding, unvested Restricted Shares, in whole or in part, as determined by the Committee in its sole discretion.

7.           Forfeiture.  If your [employment] [service as a director] [relationship as an independent contractor] should terminate for any reason before your interest in the Restricted Shares becomes 100% vested in accordance with paragraph 5, the Restricted Shares that have not become vest shall not vest further, and your interest in the unvested portion of the Restricted Shares shall be immediately forfeited (effective as of the date of such termination).  In the event of a forfeiture, the certificates representing all of the Restricted Shares that has not become vested in accordance with paragraph 3 shall be cancelled.

8.           Voting and Other Rights. You shall have all of the rights and status as a stockholder of the Company with respect to the Restricted Shares, including the right to vote any and all Restricted Shares and to receive dividends or other distributions thereon, regardless of whether such Restricted Shares are vested, until the earlier of the date on which such Restricted Shares are forfeited as provided herein or the date on which you cease to own such shares.  Any additional Common Stock that you may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company will be subject to the same restrictions as Restricted Shares.  You understand that the grant of Restricted Shares under this Agreement does not confer upon you any right to continue in your relationship as [an employee] [a director] [an independent contractor] of the Company.

9.           Adjustments for Changes in Capitalization of the Company. In the event of any change in the outstanding shares of common stock of the Company prior to the lapsing of the restrictions associated with the Restricted Shares by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any change in the corporate structure of the Company or in the shares of common stock, the number and class of the Restricted Shares shall be appropriately adjusted by the Company, in its sole discretion, whose determination shall be conclusive.

10.           Securities Laws.  By signing this Agreement, you acknowledge and understand that applicable securities laws may restrict your right to dispose of any Restricted Shares that you may acquire hereunder and govern the manner in which such Restricted Shares may be sold.  In addition, you acknowledge that at the time of delivery of the Restricted Shares issued hereunder, any subsequent sale of such Restricted Shares by you or for your account is not covered by an effective registration statement under the Securities Act of 1933, as amended (the “Act”) and you shall not offer, sell or otherwise dispose of any of the Restricted Shares in any manner that would (i) require the Company to file any registration statement with the Securities Exchange Commission ("SEC"), (ii) require the Company to amend or supplement any registration statement that it may at any time have on file with the SEC, or (iii) violate the Act or any other state or federal law.

11.           Withholding Taxes.  [If the grant or other transfer of the Restricted Shares, or the vesting of the Restricted Shares, results in taxable compensation income, you hereby authorize the Company to collect any withholding taxes by lump sum payroll deduction or, if that is not possible, you agree to make direct payment of the applicable Federal, state local withholding taxes to the Company and the Company’s obligation to deliver a certificate representing the Restricted Shares shall be subject to receipt of such payment or to such other arraignment acceptable to the Company of alternative means of satisfying applicable Federal, state local withholding taxes.] [Include this paragraph for grants of restricted stock to employees]

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12.           Incorporation of Plan.  These Restricted Shares are granted in accordance with and are subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations with respect to the Restricted Shares.  Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this Agreement as if fully set forth herein.

13.           Integration.  This Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

14.           Successors.  This Agreement shall be binding upon and inure to the benefit of any successor of the Company and your successors, assigns or estate, including your executors, administrators and trustees.

15.           Amendment.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and signed by the party against whom such modification, waiver or discharge is sought to be enforced.

16.           Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

17.           Binding Agreement.  By signing below, you and the Company agree to be bound by the terms and conditions of this Agreement.  You also acknowledge that by accepting this award under the Plan, you are not eligible to participate in the 2011 Handy & Harman Ltd Long Term Incentive Plan.

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Kindly evidence your acceptance of these Restricted Shares and your agreement to comply with the provisions of this Agreement and of the Plan by executing this Agreement under the words "Agreed To and Accepted."

Very truly yours,

Glen M Kassan
Vice Chairman & CEO
Handy & Harman Ltd.

AGREED TO AND ACCEPTED:

[Name]

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STOCK POWER

For Value Received, the undersigned hereby transfers to Handy & Harman Ltd., a Delaware corporation, ("Company"), ______________________ (______) shares of the Company's common stock ("Restricted Shares") standing in the name of the undersigned on the Company's books and represented by stock certificate number [] herewith, pursuant to the Restricted Stock Agreement between the undersigned and the Company, dated __________, ________, 20____, and the undersigned does hereby irrevocably constitute and appoint the Company's duly authorized officers as attorney-in-fact to transfer said Restricted Shares on the Company's books with full power of substitution in the premises.
Dated:                      ____________, 20 ____

(Printed Name)

(Signature)

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